Exhibit 99.2

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of July 11, 2016 by and among:

(1)	Morgancreek Investment Holdings Limited, a limited liability company incorporated under the laws of the British Virgin Islands (the “Purchaser”);

(2)	Carlyle Asia Growth Partners III, L.P., an exempted limited partnership organized under the laws of the Cayman Islands acting by its general partner CAGP General Partner, L.P. , itself acting by its general partner CAGP Limited (“CAGP III”); and

(3)	CAGP III Co-Investment, L.P., an exempted limited partnership organized under the laws of the Cayman Islands acting by its general partner CAGP General Partner, L.P. , itself acting by its general partner CAGP Limited (“CAGP III Co-Investment” and, together with CAGP III, the “Sellers”).

The Purchaser and the Sellers is hereinafter referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

A.          Each of the Sellers owns of record and has power to sell the legal and beneficial interest in certain Class A ordinary shares, par value US$0.0001 per share (“Ordinary Shares”), of Concord Medical Services Holdings Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”); and

B.          The Purchaser desires to purchase from the Sellers, and each of the Sellers desires to sell to the Purchaser, a certain number of Ordinary Shares in accordance with the terms and conditions of this Agreement.

AGREEMENT

The Parties hereby agree as follows:

1.      Purchase and Sale of Shares. Subject to the terms and conditions of this Agreement, at the Closing (as defined below), (i) CAGP III shall sell, transfer and assign to the Purchaser, and the Purchaser shall purchase from CAGP III, 12,584,500 Ordinary Shares (the “CAGP III Shares”), for an aggregate purchase price of US$21,771,185, subject to adjustment in accordance with Section 5 below (the “CAGP III Purchase Price”), and (ii) CAGP III Co-Investment shall sell, transfer and assign to the Purchaser, and the Purchaser shall purchase from CAGP III Co-Investment, 501,850 Ordinary Shares (the “CAGP III Co-Investment Shares” and, together with the CAGP III Shares, the “Shares”), for an aggregate purchase price of US$868,200.5, subject to adjustment in accordance with Section 5 below (the “CAGP III Co-Investment Purchase Price” and, together with the CAGP III Purchase Price, the “Aggregate Purchase Price”).

2.        Closing. Subject to the terms and conditions of this Agreement, the closing of the purchase and sale of the Shares (the “Closing”) shall take place on or before the fifth (5th) business day following the satisfaction of the conditions set forth in Section 4 (other than those which can only be satisfied on Closing), or at such other time as the Purchaser and the Sellers shall agree in writing. The date of the Closing is hereinafter referred to as the “Closing Date.”

2.1      Closing Deliverables by Sellers. At Closing, subject to receipt by the Sellers of the amounts payable under Section 2.2(i) and Section 2.2(ii), each of the Sellers shall deliver to the Purchaser (i) a share certificate or share certificates representing the CAGP III Shares issued in the name of CAGP III and a share certificate or share certificates representing the CAGP III Co-Investment Shares issued in the name of CAGP III Co-Investment and (ii) an instrument of transfer in respect of the CAGP III Shares in favor of the Purchaser duly executed by CAGP III and an instrument of transfer in respect of the CAGP III Co-Investment Shares in favor of the Purchaser duly executed by CAGP III Co-Investment.

2.2      Payment of Purchase Price. Subject to the terms and conditions of this Agreement, the Purchaser shall pay

(i)	the CAGP III Purchase Price to CAGP III on the Closing Date by wire transfer of immediately available funds to the following bank account (the “CAGP III Bank Account”):

WELLS FARGO BANK, N.A.

SAN FRANCISCO, CA

FOR THE BENEFIT OF: CARLYLE ASIA GROWTH PARTNERS III, L.P.

ACCOUNT NUMBER: 20000-273-28093

ABA NUMBER: 121 000 248

SWIFT CODE: WFBIUS6S

(ii)	the CAGP III Co-Investment Purchase Price to CAGP III Co-Investment on the Closing Date by wire transfer of immediately available funds to the following bank account (the “CAGP III Co-Investment Bank Account”):

JP MORGAN CHASE

NEW YORK, NY

FOR THE BENEFIT OF: CAGP III CO-INVESTMENT, L.P.

ACCOUNT NUMBER: 478014637

ABA NUMBER: 021000021

SWIFT CODE: CHASUS33

2.3      No Deductions. Payments to be made by the Purchaser under this Agreement shall be made without set-off or deduction.

3.           Representation and Warranties.

3.1      Representation and Warranties of the Sellers. Each Seller hereby jointly and severally represents and warrants to the Purchaser, as of the date hereof and the Closing Date, as follows:

3.1.1      Such Seller is an exempted limited partnership duly formed and registered, validly existing and in good standing under the laws of the Cayman Islands.

3.1.2      Such Seller has all requisite power and authority to execute and deliver this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. Such Seller has obtained all necessary partnership approvals for the execution and delivery of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Seller and (assuming due authorization, execution and delivery by the Purchaser) constitutes such Seller’s legal, valid and binding obligation, enforceable against such Seller in accordance with its terms.

3.1.3      The CAGP III Shares are owned of record by CAGP III and beneficially by the partners in CAGP III, free and clear of any and all Encumbrances. The CAGP III Co-Investment Shares are owned of record by CAGP III Co-Investment and beneficially by the partners of CAGP III Co-Investment, free and clear of any and all Encumbrances. “Encumbrance” means (i) any mortgage, charge (whether fixed or floating), pledge, lien (other than lien created by operation of law), hypothecation, assignment, deed of trust, title retention, security interest or other encumbrance of any kind securing, or conferring any priority of payment in respect of, any obligation of any person, including any right granted by a transaction which, in legal terms, is not the granting of security but which has an economic or financial effect similar to the granting of security under applicable law, (ii) any lease, sub-lease, occupancy agreement, easement or covenant granting a right of use or occupancy to any person, (iii) any proxy, power of attorney, voting trust agreement, interest, option, right of first offer, negotiation or refusal or transfer restriction in favor of any person and (iv) any adverse claim as to title, possession or use.

3.1.4      The execution, delivery and performance by the Sellers of this Agreement do not conflict with, violate or result in the breach of, or create any Encumbrance on the Shares pursuant to, any agreement, instrument, order, judgment, decree, law or governmental regulation to which any Seller is a party or is subject.

3.1.5      No governmental, administrative or other third-party consents or approvals are required by or with respect to the Sellers in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

3.1.6      There are no actions, suits, claims, investigations or other legal proceedings pending or, to the knowledge of the Sellers, threatened against or by the Sellers that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

3.1.7      No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Sellers.

3.2      Representations and Warranties of the Purchaser. The Purchaser represents and warrants to the Sellers, as of the date hereof and the Closing Date, as follows:

3.2.1      The Purchaser is a company duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation.

3.2.2      The Purchaser has all requisite power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The performance by the Purchaser of its obligations hereunder and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser and (assuming due authorization, execution and delivery by the Sellers) each constitutes or will when executed constitute a legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms.

3.2.3      No governmental, administrative or other third party consents or approvals are required by or with respect to the Purchaser in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

3.2.4      There are no actions, suits, claims, investigations or other legal proceedings pending or, to the knowledge of the Purchaser, threatened against or by the Purchaser that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

3.2.5      No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.

3.2.6      The Shares will be acquired for investment for the account of the Purchaser and not as a nominee or agent and not with a view to the distribution or public offering thereof. In connection therewith, the Purchaser confirms that it is neither a U.S Person, as such term is defined in Rule 902(k) of Regulation S under the Securities Act of 1933, as amended (the “Securities Act”), nor located within the United States, and that the transactions contemplated in this Agreement will be between non-U.S. Persons and will take place outside of the United States.

3.2.7      The Purchaser understands that the Shares have not been registered under either the Securities Act or the securities laws of any state by reason of specific exemptions therefrom and that such securities may be resold in the United States without registration under the Securities Act only in certain limited circumstances.

3.2.8      The Purchaser understands that the Sellers and their respective affiliates may now or at any other time have material confidential information that could affect the value of the Shares and that this information has not been, and may not be in the future, made available to the Purchaser. The Purchaser hereby waives any claim against, and covenants not to sue the Sellers and their respective controlling persons, officers, directors, members, partners, agents or employees and their respective successors and assigns, from any and all claims, demands, causes of action, damages, losses, expenses or liabilities, of any nature whatsoever, whether accrued or unaccrued, contingent or liquidated, known or unknown, resulting from any failure to disclose to the Purchaser any information concerning the Company or its securities.

3.2.9      The Purchaser understands that Regulation S promulgated under the Securities Act is available only for offers and sales of securities outside the United States, and the Purchaser will comply with Regulation S, specifically complying with the restrictions on re-sale of the securities set forth in Rules 903(a) and 903(b)(3) of Regulation S.

3.2.10      The Purchaser acknowledges that it is aware of its obligations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including, but not limited to those filing obligations that are triggered as a result of the consummation of the sale of the Shares pursuant to Section 13 of the Exchange Act.

3.2.11      The Purchaser understands that the Sellers may be an “affiliate” of the Company within the meaning of U.S. federal and state securities laws.

3.2.12      By entering into and performing this Agreement neither the Purchaser nor any of the direct or indirect owners of any of its shares will be breaching any black-out period restriction or other dealing policy or restriction applicable to the Company.

4.            Closing Conditions.

4.1      The obligation of the Purchaser to purchase the Shares from Sellers is subject to the satisfaction of the following conditions as of the Closing:

4.1.1      Representations and Warranties True and Correct. The representations and warranties made by the Sellers herein shall be true and correct and complete when made, and shall be true and correct and complete as of the date of the Closing with the same force and effect as if they had been made on and as of such date.

4.1.2      Performance of Obligations. Each Seller shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

4.1.3      Approvals, Consents and Waivers. The Sellers shall have obtained any and all approvals, consents and waivers required by them for consummation of the transactions contemplated by this Agreement, including, but not limited to all permits, authorizations, approvals, consents or permits of any governmental authority or regulatory body.

4.1.4      Financing. The Purchaser shall have obtained sufficient funds from third-party financing sources to pay the Aggregate Purchase Price.

4.2      The obligation of the Sellers to sell, transfer and assign the Shares to the Purchaser hereunder is subject to the satisfaction of the following conditions as of the Closing:

4.2.1      Representations and Warranties True and Correct. The representations and warranties made by the Purchaser herein shall be true and correct and complete when made, and shall be true and correct and complete as of the date of the Closing with the same force and effect as if they had been made on and as of such date.

4.2.2      Performance of Obligations. The Purchaser shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

4.2.3      Approvals, Consents and Waivers. The Purchaser shall have obtained any and all approvals, consents and waivers required by it for consummation of the transactions contemplated by this Agreement, including, but not limited to all permits, authorizations, approvals, consents or permits of any governmental authority or regulatory body.

5.            Purchase Price Adjustment. The purchase price of US$21,771,185 for the CAGP III Co-Investment Shares and US$868,200.5 for the CAGP III Shares has been calculated based on a price of US$1.73 per Share (the “Base Price Per Share”). If at any time after the date of this Agreement and prior to the date which is 10 months after Closing there is any consummation of any tender offer for the Ordinary Shares, any merger of the Company with another company, any acquisition or cancellation of Ordinary Shares pursuant to a merger or scheme of arrangement, any liquidation of the Company or any event having an effect similar to any of the foregoing (a “Liquidity Event”), then if the highest price per Ordinary Share (or amount payable or distributable per Ordinary Share) applicable to such Liquidity Event exceeds the Base Price Per Share, then the CAGP III Co-Investment Purchase Price and the CAGP III Purchase Price shall be increased by an amount per Share equal to such excess (and if Closing has already occurred the Purchaser shall pay the excess promptly to the Sellers to the accounts specified in Section 2.2). In calculating the highest price per Ordinary Share applicable to a Liquidity Event there shall be added to such price the amount of any dividend or other distribution paid on an Ordinary Share after the date of this Agreement.

6.             Restrictions on Sale. After the date hereof and immediately before the Closing, the Sellers will continue to hold Shares. Each of the Sellers hereby agrees not to sell or transfer or agree to sell or transfer any of the Shares held by it before the earlier of the Closing and the termination of this Agreement pursuant to the Section 7.8 hereof. Notwithstanding the foregoing, the Sellers shall be entitled (but not obliged) to vote in favour of any resolution proposed by the Company relating to a merger or scheme of arrangement which may require the cancellation or transfer of the Shares. If a tender offer is made for all or part of the Ordinary Shares by the Purchaser (or by, or by any person associated with, any shareholder of the Purchaser), the Sellers shall be entitled to accept such offer if Closing does not occur (other than as a result of a default of the Sellers) prior to the date which is five business days (being a day, other than a Saturday or Sunday on which banks in the Cayman Islands, Hong Kong and New York are open for usual business) before such offer lapses or closes. If the Shares are transferred by the Sellers or cancelled prior to Closing pursuant to any such merger, scheme or tender offer then this Agreement shall terminate.

7.            Miscellaneous.

7.1      Governing Law. This Agreement shall be governed in all respects by the laws of the Hong Kong.

7.2      Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre under the Hong Kong International Arbitration Centre Administered Arbitration rules in force when the Notice of Arbitration is submitted. The arbitration tribunal shall consist of three arbitrators. The seat of arbitration shall be Hong Kong. The language of the arbitration shall be English.

7.3      Amendments. No amendment or modification of the terms and conditions of this Agreement shall be valid unless in writing and signed by all Parties.

7.4      Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the transactions contemplated hereby. This Agreement supersedes all prior agreements, understandings, negotiations and representations between the parties with respect to such transactions. Each Party agrees that such Party will have no remedy in respect of any representation, statement, assurance or warranty that is not expressly set out in the Agreement. No Party shall have any claim for innocent or negligent representation based upon any statement in this Agreement.

7.5      Waiver. Either Party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that Party thereafter from enforcing each and every other provision of this Agreement.

7.6      Expenses. Each Party shall bear its own fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby.

7.7      Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement.

7.8      Termination. This Agreement may be terminated at any time prior to the Closing (a) by the mutual written consent of the Purchaser and the Sellers, (b) by the Purchaser if a breach of any provision of this Agreement has been committed by any Seller and such breach has not been cured within 30 days following receipt by the breaching Seller of written notice of such breach, (c) or by any Seller if a breach of any provision of this Agreement has been committed by the Purchaser and such breach has not been cured within 30 days following receipt by the Purchaser of written notice of such breach, or (c) by any Party if the Closing does not occur on or before the date that is six (6) months after the date hereof, provided that such period of six months may on one occasion only (and then only if the Purchaser shall have been using its best efforts to fulfil the Conditions in Section 4.1) be extended by a further period of two months by written notice from the Purchaser to the Seller given no earlier than five (5) months after the date of hereof . Upon termination, all further obligations of the Parties under this Agreement shall terminate without liability of any Party to the other Parties to this Agreement, except that no such termination shall relieve any Party from liability for any fraud or willful breach of this Agreement.

7.9      Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated, in whole or in part, by either Party without the prior written consent of the other Party, and any purported assignment or delegation in contravention of this Section 7.9 shall be null and void and of no force and effect. Notwithstanding the preceding sentence, the Purchaser may, without the prior written consent of Sellers, assign this Agreement or any of its rights, interests or obligations under this Agreement, in whole or in part, to one or more of its Affiliates; provided, however, that no such assignment shall relieve Purchaser of its obligations hereunder. “Affiliate” means, with respect to any person, any other person that directly or indirectly, including through one or more intermediaries, controls, is controlled by or is under common control with such person.

7.10      FATCA. The Parties agree that no amounts payable under this Agreement shall be subject to withholding under Sections 1471 or 1472 of the United States Internal Revenue Code of 1986, as amended or any current or future United States Treasury regulations promulgated thereunder and published guidance with respect thereto or any applicable intergovernmental agreements with respect thereto, including any laws, regulations, guidance or practices issued or otherwise entered into in connection with any such intergovernmental agreements (“FATCA”). Each Seller shall use commercially reasonable efforts to provide to the Purchaser any U.S. tax form documentation requested by the Purchaser to the extent necessary to avoid the imposition of any withholding or other deduction of taxes on payments made (directly or indirectly) to that Seller, including any information that may be required under FATCA, to the extent such information is reasonably available to that Seller. The Purchaser shall provide written notice of such request for U.S. tax form documentation and allow the relevant Seller 30 days from the date of notice to provide such documentation.

[THE REMINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

Sellers:

Carlyle Asia Growth Partners III, L.P.

by its general partner CAGP General Partner, L.P.

itself by its general partner CAGP Limited

By:	/s/ David Pearson
Name: David Pearson
Title: Director

CAGP III Co-Investment, L.P.

by its general partner CAGP General Partner, L.P.

itself by its general partner CAGP Limited

By:	/s/ David Pearson
Name: David Pearson
Title: Director

[Signature Page to Share Purchase Agreement]

Morgancreek Investment Holdings Limited

By:	/s/ Jianyu Yang
Name: Jianyu Yang
Title: Director

[Signature Page to Share Purchase Agreement]